Amana Mutual Funds Trust
Rule 18f-3 Plan

Amana Mutual Fund Trust (the "Trust") may offer different classes of shares of any of its Fund series (each a "Fund" listed on Schedule A attached hereto) pursuant to Rule 18f-3 under the Investment Company Act of 1940 (the "Investment Company Act") under the following Rule 18f-3 plan (the "Plan").

  Amana Income Fund, Amana Growth Fund, Amana Developing World Fund, and Amana Participation Fund are, respectively, authorized to issue from time to time Investor and Institutional share classes of each Fund. The shares of each class may be purchased at a price equal to the next determined net asset value per share of such class.
    Investor shares of Amana Income Fund, Amana Growth Fund, and Amana Developing World Fund will be offered for sale with a minimum initial investment of $250. Investor shares of the Amana Participation Fund will be offered for sale with a minimum initial investment of $5,000. Investor shares of each Fund will be subject to a 12b-1 Fee, pursuant to the Trust's Distribution Plan (the "Distribution Plan"). For the purposes hereof, "12b-1 Fee" refers to the fee, authorized under the Trust's Distribution Plan, pursuant to Rule 12b-1 under the Investment Company Act that reflects the use of a portion of a Fund's assets (up to 0.25% annually of that Fund's average daily net assets) to finance the distribution of the Fund shares and to furnish services to shareowners.
    Institutional shares of the Amana Income Fund, Amana Growth Fund, Amana Developing World Fund and Amana Participation Fund will be offered for sale, with a minimum initial investment of $100,000, without being subject to a 12b-1 Fee.
  Each class of shares of a Fund represents an interest in the same portfolio of investments of the Fund and will have in all respects the same rights and obligations as each other class of the Fund, except as otherwise provided herein. Each class of shares may be subject to different investment minimums and other conditions of eligibility as may be described in the prospectus for the particular class of shares, as from time to time in effect.
  Each class of shares of a Fund will pay all of the expenses of an arrangement for the distribution of shares that is specific to that class, including the fees and expenses of any plan adopted pursuant to Rule 12b-1 relating to the particular class (including the expenses of obtaining shareowner approval of any such plan or amendment thereto).
  Income, realized and unrealized capital gains and losses, and expenses to be paid by the Funds and not allocated to a particular Class, as provided below, shall be allocated to each Class on the basis of relative net assets. Expenses specifically incurred by or for a specific class, including the following expenses, shall be allocated to such class:
    Rule 12b-1 expenses; and
    Any applicable service fees.
  Net investment income dividends and capital gain distributions paid by the Fund on each class of its shares will be calculated in the same manner on the same day and at the same time.
  Expenses may be waived or reimbursed by a Fund's adviser, underwriter, or any other provider of services to the Fund.
  Shareowners may elect to convert eligible Investor shares into corresponding Institutional shares of the same series provided that, following the conversion, the investor meets applicable eligibility requirements for the Institutional shares. Any such conversion will occur at the next available respective net asset value of the share classes.
  Shares of each class of a Fund may be exchanged for shares of each class of another Fund, only to the extent permitted as described in the prospectus of the particular class of shares, as from time to time in effect.
  Each class of shares of a Fund will have (i) exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement and (ii) separate voting rights on any matter submitted to shareowners in which the interests of one class differ from the interest of any other class.
  This Plan will become effective with respect to the Trust's Funds after approval by a majority of the Trustees of the Trust, including a majority of Trustees who are not "interested persons" of the Trust, as defined by the Investment Company Act.

Effective Date: September 25, 2015

Schedule A

Series
Amana Income Fund

Classes
Amana Income Fund Investor Shares
Amana Income Fund Institutional Shares

Series
Amana Growth Fund

Classes
Amana Growth Fund Investor Shares
Amana Growth Fund Institutional Shares

Series
Amana Developing World Fund

Classes
Amana Developing World Fund Investor Shares
Amana Developing World Fund Institutional Shares

Series
Amana Participation Fund

Classes
Amana Participation Fund Investor Shares
Amana Participation Fund Institutional Shares